EXHIBIT 99.1

CONTACT:	Investors:	Media:
	Jon Faulkner	Derek Davis
	Chief Financial Officer	Vice President of Human Resources
	706-876-5814	706-876-5804
	jon.faulkner@dixiegroup.com	derek.davis@dixiegroup.com

THE DIXIE GROUP ANNOUNCES PRICING OF PUBLIC OFFERING OF COMMON STOCK

CHATTANOOGA, Tenn. (May 14, 2014) — The Dixie Group, Inc. (NASDAQ: DXYN) (the “Company”) announced today that it has priced a public offering of 2,500,000 shares of its common stock, for gross proceeds of $26,625,000. The offering is subject to customary closing conditions and is expected to close on or about May 19, 2014.

In connection with the offering, the Company has granted the underwriters an option for 30 days to purchase up to an additional 375,000 shares of common stock to cover over-allotments, if any.

The Company expects to use the net proceeds from this offering for general corporate purposes and to reduce the balance under its revolving credit facility, which includes borrowings associated with the recent acquisition of Atlas Carpet Mills.

Wells Fargo Securities and Raymond James are joint book-running managers for the offering.

The offering is being made pursuant to the Company’s existing effective registration statement, previously filed with the Securities and Exchange Commission. The offering of these securities is being made only by means of a prospectus. Copies of the prospectus may be obtained from Wells Fargo Securities, LLC, Attention: Equity Syndicate Dept., 375 Park Avenue, New York, New York 10152, telephone: (800) 326-5897, email: cmclientsupport@wellsfargo.com or Raymond James & Associates, Inc., Attention: Equity Syndicate, 880 Carillon Parkway, St. Petersburg, Florida 33716, telephone: (800) 248-8863, email: prospectus@raymondjames.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy shares of common stock, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About The Dixie Group

The Dixie Group is a leading marketer and manufacturer of carpet and rugs to higher-end residential and commercial customers through the Fabrica International, Masland Carpets, Dixie Home, Masland Contract, Atlas and Avant brands.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with regard to the Company’s securities offering and the anticipated use of the net proceeds. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. No assurance can be given that the securities offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Completion of the securities offering on the terms described, and the application of net proceeds, are subject to numerous conditions, many of which are beyond the control of the Company, including, without limitation, changes in the housing and remodeling market; the availability and terms of financing; general economic conditions; market conditions; conditions in the market for agency securities; legislative and regulatory changes that could adversely affect the business of the Company; and other factors, including those set forth in the Risk Factors section of the Company’s periodic reports and other documents filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release.